Exhibit 99.1

FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY, INC. ANNOUNCES IT IS THE LOW BIDDER ON A $58.5
MILLION TEXAS STATE HIGHWAY CONTRACT, LARGEST AWARD IN COMPANY’S HISTORY

HOUSTON, TX — September 10, 2004 — Sterling Construction Company, Inc. (AMEX: STV), (“Sterling” or the “Company”), reported that earlier today, the State of Texas Department of Transportation named its subsidiary, Sterling Houston Holdings, (“SHH”) as the low bidder on a highway construction, paving and bridgework contract valued at $58.5 million. Following announcement of the low bidder, the contract award is typically confirmed within several days.

Pat Manning, Sterling’s Chairman, noted, “Work on this highway project, the largest in SHH’s history, will commence later this year and continue through 2007. The contract will significantly enhance the Company’s backlog, which has expanded in recent months following a number of contract wins, including three announced earlier today totaling $17.5 million.” He reiterated management’s recent optimism about revenue growth in 2005 and beyond, in light of the improvement in backlog.

Sterling operates through two subsidiaries, Sterling Houston Holdings, Inc. (the “Construction Segment”), a heavy civil construction company that specializes in municipal and state highway contracts for paving, bridge, water and sewer and light rail projects, and Steel City Products, Inc. (the “Distribution Segment”), a distributor of automotive accessories, pet supplies and lawn and garden products based in Pittsburgh, Pennsylvania.

This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks.

Contact: Sterling Construction Company, Inc., Maarten Hemsley, 781-934-2219 or Joseph Harper, 281-821-9091	Investor Relations Counsel The Equity Group Inc. Linda Latman 212-836-9609 Sarah Svindland 212-836-9611